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                                                                    EXHIBIT 99.1

      COTT CORPORATION HAS ACQUIRED HONICKMAN GROUP'S CONCORD BEVERAGE TO STRENGTHEN U.S. PRESENCE; EARNINGS, EXCLUDING ONE-TIME GAIN, TRIPLE IN
                           THE 7TH PROFITABLE QUARTER

(TORONTO, OCTOBER 18, 2000) Cott Corporation (NASDAQ:COTT, TSE:BCB) today announced it has acquired, effective immediately, the Honickman Group's Concord Beverage bottling operation. Concord Beverage is the largest independent, stand-alone, retailer brand bottling operation in the United States. Cott also announced a strong third quarter 2000 financial performance, its seventh straight profitable quarter.

"This is a double victory of significance to our company," said Frank E. Weise, president and chief executive officer. "The acquisition of the assets of Concord Beverage provides us with a solid base of new customers in the Northeast U.S. market, increased market share and the highly-regarded 'Vintage' brand of seltzer water. We expect the acquisition to be accretive to earnings in the first full year."

"Our third quarter financial performance was in line with expectations, and demonstrates that our strategy is on target. We are continuing to increase our productivity and take costs out of the business, significantly improving margins. We are also growing overall net sales again after the strategic customer and product rationalization undertaken over the past 12 months. I am particularly pleased that sales to our core 15 customers this quarter representing approximately 75% of our business, grew 9% over last year and continue to significantly outpace category growth."

Cott has acquired the retailer brand business of Concord Beverage, including its Concordville, Pa, bottling plant, and the "Vintage" brand of seltzer products.

The acquisition is expected to add 40 million equivalent cases or $80 million annually to Cott's sales in the United States and will include important new supermarket customers not now served by Cott. It will also add approximately 10% to Cott's bottling capacity in the United States. The acquisition price is $72 million, of which approximately half has been paid from cash on-hand and the balance has been financed.

Harold A. Honickman, Honickman Group's Chairman, amplified Weise's remarks, "Combining with a world-class partner provides a bright future for the customers. I look forward to working with Frank Weise and the Cott leadership to effect a smooth transition."

At the same time, Cott reported its seventh consecutive profitable quarter for the third quarter ended September 30, 2000. Net income per diluted share tripled to $0.12, compared with $0.04 last year, excluding a one-time gain of $0.09 per diluted share last year from the sale of an investment. Net income for the quarter was $7.9 million, compared with $2.8 million after excluding a one-time gain of $5.9 million.

Overall net sales of $262.1 million were up slightly versus last year. Sales in the U.S. increased 9% with sales volume to Cott's top five customers growing 17%. Sales in Canada were adversely affected by unseasonably cool weather but the decline versus last year of 6% was also attributable to the rationalization of the low margin water and export businesses. Sales in

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the UK declined 22% versus last year due to downward pressure on prices, customer rationalization and the weakness of the pound sterling.

Gross margin for the quarter was 16. 1% compared to 15. 1% last year. Emphasis on reducing costs and improving efficiencies led all three segments to improve their margins and prepare for the business challenges they faced.

For the nine months of 2000, net income grew by 72% to $18.8 million ($0.28 per share diluted) from $10.9 million ($0.16 per share diluted) for the prior year, excluding the one-time gain and the effect of the accounting change. Net sales were $763.5 million versus $781.5 million a year ago, or $763.4 million excluding the impact of divested businesses.

Cash flow continued to be strong. Nine months operating cash flow after capital expenditures was $54.3 million, almost double the amount generated last year. Net debt of $254 million as of the third quarter was down from $323 million at the beginning of the year.

Weise added, "we were particularly gratified to be honored by Wal-Mart, the world's largest retailer, which named Cott Beverages USA a 'Supplier of the 2nd Quarter 2000' for sales increases, product excellence and value, customer service, on-time delivery, and innovation. As the leader in producing retailer branded beverages, customer satisfaction is at the heart of our business."

"We were also pleased recently to add two of the United Kingdom's most important retailers to our group of preferred customers: Tesco, with a range of organic drinks, and Marks & Spencer."

"Looking ahead," Weise added, "we are confident that we will meet our financial targets for 2000. We are focused on building volume with key customers, improving margins, and continuing to drive innovation in our category. Cott people continue to perform quarter after quarter giving us great confidence in our long-term growth strategy."

Cott is the world's largest retailer brand beverage supplier, with major manufacturing facilities in its three core markets markets of Canada, the U.K. and the U.S.

SAFE HARBOR STATEMENTS

THIS NEWS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS RELATING TO THE FUTURE PERFORMANCE OF COTT. FORWARD-LOOKING STATEMENTS, SPECIFICALLY THOSE CONCERNING FUTURE PERFORMANCE, ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES ARE DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE APPROPRIATE SECURITIES COMMISSIONS.